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                                                                    EXHIBIT 99.1

         OSI PHARMACEUTICALS COMPLETES ITS ACQUISITION OF CELL PATHWAYS

MELVILLE, N.Y.--(BUSINESS WIRE)--June 12, 2003--OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that the acquisition of Cell Pathways, Inc. became effective today in a stock-for-stock merger valued at approximately $31 million based on the average closing prices of OSI's common stock around the time of the announcement of the acquisition. Under the terms of the transaction, OSI exchanged .0567 shares of OSI common stock for each share of Cell Pathways common stock. OSI provided additional consideration in the form of a five-year contingent value right, through which each share of Cell Pathways common stock will be eligible for an additional .040 of a share of OSI common stock in the event of a filing of an NDA (new drug application) for either of the two newly-acquired clinical candidates, CP461 or Aptosyn(R) (exisulind).

Through this transaction, OSI has added a technology platform designed to selectively induce apoptosis, or programmed cell death through the sustained activation of protein kinase G in pre-cancerous and cancerous cells. OSI gained two drug candidates in clinical development: CP461, a potent, second-generation molecule that is currently being evaluated in dose-ranging Phase I studies and a series of exploratory Phase II studies in chronic lymphocytic leukemia, renal cell carcinoma and prostate cancer and Aptosyn(R), an earlier-generation molecule that is currently in Phase III trials in combination with Taxotere(R) for the treatment of advanced non-small cell lung cancer. The acquisition of Cell Pathways also provides OSI with an additional oncology product, Gelclair(TM), a bioadherent oral gel that provides relief for the treatment of pain associated with oral mucositis, a debilitating side effect often seen in cancer patients undergoing radiation treatment or chemotherapy. OSI is establishing a commercial operation to support Gelclair(TM) and Novantrone(R) (mitoxantrone concentrate for injection), which the Company markets exclusively for its approved oncology indications in the United States.

"The Cell Pathways apoptosis technology platform complements our existing R&D approaches in this area and provides the opportunity to advance the development of novel anti-cancer drugs which we believe may have value both as monotherapy agents and in combination with existing chemotherapy drugs or other novel, targeted agents," stated Colin Goddard, Ph.D., Chief Executive Officer of the Company. "In addition, this transaction gives us our second marketed product in Gelclair(TM), which addresses a major unmet need in cancer treatment today, that of oral mucositis. We are on schedule to re-launch both Gelclair(TM) and the recently licensed Novantrone(R) under the OSI brand later this year."

OSI Pharmaceuticals is a leading biotechnology company focused on the discovery, development and commercialization of high-quality, next-generation oncology products that both extend and improve the quality-of-life for cancer patients worldwide. OSI has a balanced pipeline of oncology drug candidates that includes both next-generation cytotoxic
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agents and novel mechanism-based, gene-targeted therapeutics focused in the areas of signal transduction and apoptosis. OSI's most advanced drug candidate, Tarceva(TM) (erlotinib HCl), a small-molecule inhibitor of the HER1 gene, is currently in Phase III clinical trials for lung and pancreatic cancers. OSI has a commercial presence in the U.S. oncology market where it exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for approved oncology indications.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.